Exhibit 10.32

TALEO CORPORATION

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Amendment”) is made as of December 26, 2008, by and between Taleo Corporation (the “Company”), and Katy Murray (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to a Katy Murray Employment Agreement dated August 4, 2006 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend certain provisions of the Agreement in order to come into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any final regulations and official guidance promulgated thereunder (together, “Section 409A”), as set forth below.

NOW, THEREFORE, BE IT RESOLVED, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1.             Bonus Opportunity.  The following sentence shall be added to Section 3(b) of the Agreement entitled “Bonus,” immediately following the last sentence of Section 3(b) of the Agreement:

“Bonus payments, if any, will be made no later than the 15th day of the third month following the later of (i) the end of the Company’s fiscal year in which such bonus is earned, or (ii) the end of the calendar year in which such bonus is earned.”

2.             Relocation Expense Reimbursement.  The following sentence shall be added to Section 6 of the Agreement entitled “Relocation Reimbursement,” immediately following the last sentence of Section 6 of the Agreement:

“It is the understanding of the Company and Executive that in order for Executive to receive such relocation reimbursement payments, Executive must be an employee through the date of each such payment.”

3.             Severance.  Sections 7(a) through 7(c) of the Agreement shall be amended and restated in their entirety to provide as follows:

“(a)
If Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) then Company or the successor corporation will (1) pay prorated bonuses for any partially completed bonus periods through Executive’s termination date (at an assumed 100% on-target achievement of goal), less any applicable state and federal required withholding amounts and other lawful deductions, (2) pay six (6) months of Executive’s Base Salary at the rate in effect at the time of Executive’s resignation or termination of employment, less any applicable state and federal required withholding amounts and other lawful deductions, and (3) if Executive elects to continue Executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following such termination or resignation of Executive’s employment, pay the same portion of Executive’s monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 6 month period following the termination of Executive’s employment, (ii) the expiration of Executive’s continuation coverage under COBRA, or (iii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(b)
If Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event takes place within one year following a Change in Control (as defined below), then Company or the successor corporation will (1) pay prorated bonuses for any partially completed bonus periods through Executive’s termination date (at an assumed 100% on-target achievement of goal), less any applicable state and federal required withholding amounts and other lawful deductions, (2) pay twelve (12) months of Executive’s Base Salary at the rate in effect at the time of Executive’s resignation or termination of employment, less any applicable state and federal required withholding amounts and other lawful deductions, (3) pay bonuses (at an assumed 100% on-target achievement of goal) at the rate in effect at the time of Executive’s resignation or termination of employment for a period of 12 months from the date of Executive’s resignation or termination of employment (bonuses will be prorated for any partially completed bonus periods through the 12 month period from the date of Executive’s resignation or termination of employment, less any applicable state and federal required withholding amounts and other lawful deductions, and (4) if Executive elects to continue Executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following such termination or resignation of Executive’s employment, pay the same portion of Executive’s monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 12 month period following the termination of Executive’s employment, (ii) the expiration of Executive’s continuation coverage under COBRA, or (iii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(c)
All benefits set forth in Sections 7(a) and 7(b) are collectively referred to as “Severance.”  Subject to Section 8(a) and to any required six (6) month delay pursuant to Section 15, Severance payments, other than reimbursements of COBRA premiums, shall be made by the Company in one lump sum and shall be paid within thirty (30) days of any such termination of employment.”

4.             Release of Claims.  Section 8(a) of the Agreement entitled “Separation Agreement and Release of Claims” shall be amended and restated in its entirety to provide as follows:

“(a)
Separation Agreement and Release of Claims.  The receipt of any severance pursuant to this Agreement will be subject to Executive signing and not revoking a separation agreement and release of claims (the “Release”) in a form reasonably acceptable to the Company which becomes effective within sixty (60) days following Executive’s employment termination date or such earlier date as required by the Release (such deadline, the “Release Deadline”).  The Release will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers, and will contain No-Inducement, No-Solicit and Non-Compete terms consistent with this Agreement.  No severance pursuant to this Agreement will be paid or provided until the Release becomes effective.  Notwithstanding any timing of payment provision in Section 7, in the event severance payments provided under Section 7(a) or Section 7(b) would be considered Deferred Payments (as defined in Section 15 below), then the following timing of payments will apply to such Deferred Payments, in each case subject to any delay in payment required by the provisions of Section 15 (and provided the Release becomes effective):

(i)
If the Release Deadline is on or before December 10 of the calendar year in which Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and official guidance promulgated thereunder (together, “Section 409A”)) occurs, any portion of the severance payments or benefits provided under Section 7(a) or Section 7(b) that would be considered Deferred Payments will be paid to Executive on or before December 31 of that calendar year or such later time as required by Section 15 of this Agreement, if applicable; and

(ii)
If the Release Deadline is after December 10 of the calendar year in which Executive’s “separation from service” (within the meaning of Section 409A) occurs, any portion of the severance payments or benefits provided under Section 7(a) or Section 7(b) that would be considered Deferred Payments will be paid on the first payroll date to occur during the calendar year following the calendar year in which such separation of service occurs or such later time as required by (A) the Release Deadline, or (B) Section 15 of this Agreement, if applicable.”

5.             Section 409A.  Section 15 of the Agreement entitled “Section 409A” shall be amended and restated in its entirety to provide as follows:

“15.     Section 409A.

(a)
Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)
Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)
Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of the Agreement.  Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of the Agreement.  For purposes of this subsection (c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d)
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.”

6.             Integration.  The following sentence shall be added to Section 16 of the Agreement entitled “Integration,” immediately following the last sentence of Section 16:

“With respect to stock options and awards of restricted stock granted on or after the date hereof, the acceleration of vesting provisions provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.”

7.             280G Best Results.  The following sentences shall be added to Section 24 of the Agreement entitled “Parachutes,” immediately following the last sentence of Section 24:

“Any reduction in payments and/or benefits required by this Section 24 will occur in the following order: (a) reduction of cash payments; (b) reduction of vesting acceleration of equity awards; and (c) reduction of other benefits paid or provided to Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for Executive’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.”

8.             Full Force and Effect.  To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

9.             Entire Agreement.  This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

10.           Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

11.           Amendment.  Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and Executive.

12.           Governing Law.  This Amendment shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(Signature page follows)

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

KATY MURRAY	TALEO CORPORATION

/s/ Katy Murray	/s/ Josh Faddis
Signature	Signature

Katy Murray	Josh Faddis
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VP, Legal
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(Signature page to Amendment to Katy Murray Employment Agreement)